Exhibit 3.4

Limited Liability Company Agreement

of

5100 New Horizons Boulevard, LLC

This Limited Liability Company Agreement, dated as of February 28, 2007 (this “Agreement”) of 5100 New Horizons Boulevard, LLC, a New York limited liability company (the “Company”), by NBTY Manufacturing, LLC, a Delaware limited liability company and the sole member of the Company sets forth the terms and conditions under which the Company will operate.

1.                                  Definitions. Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the New York Limited Liability Company Law, as amended from time to time.

“Articles of Organization” means the Articles of Organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company from time to time with the State of New York pursuant to the Act.

“Company” has the meanings set forth above.

“Member” means each Person signing this Agreement and any Person who subsequently is admitted as a Member of the Company in accordance with the terms and provisions of the Act and this Agreement and has a Membership Interest in the Company with the rights, obligations and limitations specified under the Act and this Agreement.

“Membership Interest” means a Member’s aggregate rights in the Company, expressed as a percentage, including a Member’s right to a share of the profits and losses of the Company, the right to receive distributions from the Company and the right to vote and participate in the management of the Company, in each case to the extent provided for herein. The initial Membership Interest of each Member is set forth on Exhibit A.

“Person” means any individual, corporation, governmental authority, limited liability company, partnership, trust, unincorporated association or other entity.

2.                                  Formation. Madeline Stirber (the “Organizer”) organized the Company as a limited liability company by preparing, executing and filing with the New York Secretary of State the Articles of Organization pursuant to the Act. Simultaneously with the execution of this Agreement and the formation of the Company, each Member set forth on Exhibit A will be admitted as a Member of the Company. The rights and liabilities of the Members will be as provided under the Act, the Articles of Organization and this Agreement.

3.                                  Name. The name of the Company is 5100 New Horizons Boulevard, LLC. All business of the Company will be conducted in such name or such other names that comply with applicable law as the Members may select from time to time.

4.                                  Purpose: Powers.

(a)                              The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

(b)                             The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 4(a).

5.                                  Term. The term of the Company commenced on February 15, 2007, the date the Organizer filed the Articles of Organization in the office of the Secretary of State of the State of New York in accordance with the Act and will continue thereafter in perpetuity.

6.                                  Management. Management of the Company will be vested in the Members. Except as otherwise provided in this Agreement or the Act, all actions and decisions affecting the affairs of the Company will be made by the affirmative vote of Members holding at least a majority of the Membership Interests.

7.                                 Membership Liability. No Member will be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company.

8.                                 Indemnification. The Company will indemnify and hold harmless each Member from and against all claims and demands to the maximum extent permitted under the Act.

9.                                 Waiver. No failure of a Member to exercise, and no delay by a Member in exercising, any right or remedy under this Agreement will constitute a waiver of such right or remedy. No waiver by a Member of any such right or remedy under this Agreement will be effective unless made in a writing duly executed by all Members and specifically referring to each such right or remedy being waived.

10.                           Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Agreement will be prohibited by or invalid under such law, it will be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it will be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

11.                           Binding. This Agreement will be binding upon and inure to the benefit of all Members, and each of their respective heirs, personal representatives, successors and assignees.

12.                                    Governing Law. This Agreement will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.

In Witness Whereof, the Member has executed and entered into this Agreement of the Company as of the day first set above set forth.

NBTY Manufacturing, LLC, Sole Member

By:	NBTY CAM Company, Managing Member

	By:	/s/ Harvey Kamil
		Name:	Harvey Kamil
		Title:	President

EXHIBIT A

Membership Interest

Member	Membership Interest %

NBTY Manufacturing, LLC	100%